AMENDED SCHEDULE A

to the Shareholder Services Agreement

Fund	Fund Effective Date
Schwab Money Market Portfolio	March 29, 1994
Schwab MarketTrack Growth Portfolio II	August 4, 1996
Schwab S&P 500 Portfolio	August 4, 1996
Schwab VIT Balanced Portfolio	March 5, 2012
Schwab VIT Balanced with Growth Portfolio	March 5, 2012
Schwab VIT Growth Portfolio	March 5, 2012

SCHWAB ANNUITY PORTFOLIOS		CHARLES SCHWAB & CO., INC.

By:	/s/ Marie Chandoha	By:	/s/ Doug Hanson
	Marie Chandoha		Doug Hanson
	President and Chief Executive Officer		Vice President

Dated: March 29, 2013

A-1

AMENDED SCHEDULE B

to the Shareholder Services Agreement

SHAREHOLDER SERVICES

Schwab will maintain accounts for, and serve as a customer liaison to, the shareholders of each Fund, and through its employees will perform various services in relation thereto, which services shall include responding to requests for information and other types of shareholder account inquiries, both by telephone and in writing. The parties hereto expressly agree that the services provided under this Agreement shall not include, and the amounts payable hereunder shall not constitute compensation for, services relating to transfer agency or sub-accounting services for the Trust or any Fund thereof.

SCHWAB ANNUITY PORTFOLIOS		CHARLES SCHWAB & CO., INC.

By:	/s/ Marie Chandoha	By:	/s/ Doug Hanson
	Marie Chandoha		Doug Hanson
	President and Chief Executive Officer		Vice President

Dated: March 29, 2013

B-1

AMENDED SCHEDULE C

to the Shareholder Services Agreement

Fund	Fee
Schwab Money Market Portfolio	None
Schwab MarketTrack Growth Portfolio II	None
Schwab S&P 500 Portfolio	None
Schwab VIT Balanced Portfolio	None
Schwab VIT Balanced with Growth Portfolio	None
Schwab VIT Growth Portfolio	None

SCHWAB ANNUITY PORTFOLIOS		CHARLES SCHWAB & CO., INC.

By:	/s/ Marie Chandoha	By:	/s/ Doug Hanson
	Marie Chandoha		Doug Hanson
	President and Chief Executive Officer		Vice President

Dated: March 29, 2013

C-1